UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 14, 2006

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2006, the Board of Directors of Loral Space & Communications Inc. ("Loral" or the "Company") approved severance policies for employees of the Company including officers. The policy applicable to officers, which is subject to overriding terms in any employment agreement, applies to officers of the Company at the Vice President level and above who are designated by the plan administrator. The policy provides for severance benefits upon the termination of an eligible officer’s employment by the Company without cause. Severance benefits will be provided at different levels, depending on the seniority and length of service of the employee when termination occurs.

An eligible officer with the title of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President will be entitled to a severance payment equal to (i) six months pay (defined as base salary plus average annual incentive bonus compensation paid over the last two years of employment), payable in a lump sum upon termination, (ii) an additional six months pay, if unemployed after six months (or if then employed at a rate of pay that is less than the participant’s rate of pay immediately prior to termination), payable over six months but subject to mitigation, and (iii) an additional 12 months base salary only, if unemployed after one year (or if then employed at a rate of pay that is less than the participant’s rate of pay immediately prior to termination), payable over 12 months but subject to mitigation.

An eligible officer with the title of Vice President will be entitled to a severance payment equal to (i) three months pay, payable in a lump sum upon termination, and (ii) an additional amount, if unemployed after three months (or if then employed at a rate of pay that is less than the participant’s rate of pay immediately prior to termination), equal to the sum of (A) three months pay plus (B) two weeks base salary for every year of service with the Company plus (C) one-twelfth of two weeks base salary for every month of service with the Company in excess of the participant’s full years of service with the Company, in the case of (B) and (C) up to a maximum of twenty-six years, payable biweekly at the employee’s pre-termination base salary rate, commencing three months after termination but subject to mitigation.

In addition, if a terminated participant has outstanding unvested stock options or other equity or incentive compensation awards, such participant will be entitled to accelerated vesting of the next full tranche of all of such participant’s unvested options and other equity and incentive compensation awards. However, if such termination occurs within six months following a major corporate transaction, acquisition or divestiture, the terminated participant will be entitled to full vesting of all outstanding unvested options and other equity and incentive compensation awards, unless the plan administrator determines that such termination is not the result of such corporate transaction, acquisition or divestiture.

Mr. Targoff and the Company’s other named executive officers (Messrs. Zahler, Townsend, DeWitt and Katz) are not currently eligible for participation in the severance policy because they currently have employment agreements with the Company. If, however, their employment agreements expire without renewal and they are designated by the plan administrator as eligible, they would become eligible for severance benefits under the severance policy.

The above description of the severance policy is not intended to be complete and is qualified in its entirety by reference to the full text of the policy attached to this report as Exhibit 10.1.

On June 19, 2006, the Company and certain of its named executive officers entered into amendments to their employment agreements.

Pursuant to an amendment with Richard J. Townsend, effective June 15, 2006, his base salary was set at $575,000, and his target annual bonus was set at 69.6% of his new base salary (i.e. $400,200). The amendment further provides that, if (x) on or before December 31, 2006, Mr. Townsend’s employment is terminated for any reason other than by the Company for cause (for the avoidance of doubt, "any reason" includes, without limitation, by Mr. Townsend voluntarily, by the Company without "cause," or by Mr. Townsend for "good reason," each such term as defined in the employment agreement ), (y) on or after January 1, 2007 and prior to May 21, 2007, Mr. Townsend’s employment is terminated by the Company without cause or by Mr. Townsend for good reason or (z) on or after May 21, 2007 and prior to expiration of the term of the agreement, Mr. Townsend’s employment agreement is not renewed or extended on terms substantially similar to those contained in his current employment agreement and his employment is terminated prior to expiration of the term for any reason other than by the Company for cause (for the avoidance of doubt, "any reason" includes, without limitation, by the Company without cause, by Mr. Townsend voluntarily or by Mr. Townsend for good reason), then, in addition to any other payments or benefits to which Mr. Townsend may be entitled under his Employment Agreement, he shall be entitled to receive as soon as practicable on or after termination of his employment a lump sum payment representing the difference in base salary and annual bonus he would have received had the changes effected by the amendment never gone into effect and the base salary and annual bonus that he actually received after giving effect to the amendment. In such event, Mr. Townsend would also be entitled to receive the value of any vested portion of the Option referred to below.

The amendment also provides that, for so long as Mr. Townsend is employed by the Company, Mr. Townsend will be a participant in a long term incentive plan (the "LTIP") to be established by the Company that will provide that he will be eligible for annual grants of incentive awards in the form of stock options (such grants subject to obtaining stockholder approval), and his target annual grant thereunder will have a value (calculated using the Black-Scholes method) at least equal to his base salary then in effect multiplied by 1.4 (or, if the LTIP is for any reason not established, or, if established, not implemented or later discontinued, a cash bonus equal to such value), provided, however, that his actual annual grant may be increased above or decreased below the target level if and in the same proportion that actual annual grants to other similarly situated participants in the LTIP are increased above or decreased below their target annual grants.

The amendment further provides that if Mr. Townsend’s employment with the Company is terminated upon the expiration of the term of his employment agreement or the term under his employment agreement is not renewed or extended and he continues to be employed by the Company after the term on an "at will" basis and his employment is thereafter terminated, Mr. Townsend, at his election, shall be covered by, and entitled to severance benefits under, either (A) the severance policy applicable to Company officers described above (without regard or giving effect to any changes, modifications or amendments thereto that may be later adopted by the Company) or (B) such other severance policy generally applicable to employees of the corporate office as may then have been adopted in good faith by the Company and then be in effect.

Pursuant to an amendment with Avi Katz, effective July 1, 2006 and for the remainder of the term of his employment agreement, his base salary was set at $394,243, and his target annual bonus was set at 50% of his base salary in effect prior to the change (i.e. $219,024).

The above description of the amendments to the employment agreements of Messrs. Townsend and Katz is not intended to be complete and is qualified in its entirety by reference to the full text of the amendments attached to this report as Exhibits 10.2 and 10.3, respectively.

In connection with the amendment to Mr. Townsend’s employment agreement, the Company, on June 19, 2006, granted to Mr. Townsend a seven-year option to purchase 20,000 shares of common stock of the Company, with a per-share exercise price equal to $26.52 (the "Townsend Option"). The Townsend Option vests over a four-year period, with 25% vesting on each of the first four anniversaries of the grant date.

In connection with his consulting agreement dated June 7, 2006, the Company, on June 19, 2006, granted to Mr. Dean Olmstead seven-year options to purchase 120,000 shares of common stock of the Company, with a per-share exercise price equal to $26.52 (the "Olmstead Options"). Options covering 20,000 shares vest over a four-year period, with 25% vesting on each of the first four anniversaries of the grant date, and options covering 100,000 shares vest based upon closing of a satellite services business transaction with a specified value to Loral (25,000 options to vest upon closing of a transaction with value of between $100 million and less than $250 million; 50,000 options to vest upon closing of a transaction with a value of between $250 million and less than $500 million; 75,000 options to vest upon closing of a transaction with a value of between $500 million and less than $1,000 million; and 100,000 options to vest upon closing of a transaction with a value of $1,000 million or more).

Both the Townsend Option and the Olmstead Options are subject to the approval of our stockholders of an amendment to our 2005 Stock Incentive Plan to increase the number of shares of our common stock available under the plan, and no portion of the either the Townsend Option or the Olmstead Options (whether vested or not) will be exercisable prior to the date of stockholder approval of such amendment. We plan to submit the amendment of the plan to our stockholders for approval at an annual or special meeting of stockholders. In the case of Mr. Townsend’s Option, if stockholder approval is not obtained on or before June 30, 2007, then, effective immediately after such date, Mr. Townsend’s base salary and annual bonus shall be restored to the levels in effect before the amendment to his employment agreement and he will be entitled to receive a lump sum payment representing the difference in base salary and annual bonus he would have received had the changes effected by the amendment to his employment agreement never gone into effect and the base salary and annual bonus that he actually received after giving effect to the amendment.

The above description of the Townsend Option and the Olmstead Options is not intended to be complete and is qualified in its entirety by reference to the full text of their option agreements attached to this report as Exhibits 10.4 and 10.5, respectively.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 14, 2006, the Board of Directors of the Company elected Mr. John P. Stenbit as a Class I director, with a term of office expiring at the first annual meeting of stockholders. Mr. Stenbit was also elected by the Board to serve on the Audit Committee of the Board of Directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

June 20, 2006	By:	Avi Katz

Name: Avi Katz
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Loral Space & Communications Inc. Severance Policy for Corporate Officers (Management Compensation Plan)
10.2	Amendment No. 1 to Employment Agreement dated June 19, 2006 between Loral Space & Communications Inc. and Richard J. Townsend (Management Compensation Plan)
10.3	Amendment No. 1 to Employment Agreement dated June 19, 2006 between Loral Space & Communications Inc. and Avi Katz (Management Compensation Plan)
10.4	Non Qualified Stock Option Agreement under Loral Space & Communications Inc. 2005 Stock Incentive Plan dated June 19, 2006 between Loral Space & Communications Inc. and Richard J. Townsend (Management Compensation Plan)
10.5	Non Qualified Stock Option Agreement under Loral Space & Communications Inc. 2005 Stock Incentive Plan dated June 19, 2006 between Loral Space & Communications Inc. and Dean A. OImstead (Management Compensation Plan)